PROFESSIONALLY MANAGED PORTFOLIOS
                          INVESTMENT ADVISORY AGREEMENT

     AGREEMENT made this 16th day of August, 1993 by and among PROFESSIONALLY MANAGED PORTFOLIOS (the "Trust"), a Massachusetts business trust, SOUTHAMPTON INVESTMENT MANAGEMENT COMPANY, INC. (the "Manager"), a Delaware corporation and OSTERWEIS CAPITAL MANAGEMENT, INC. (the "Advisor"), a California corporation.

                                   WITNESSETH:

     WHEREAS, a new series of the Trust having separate assets and liabilities has been created entitled THE OSTERWEIS FUND (the "Fund"); and

     WHEREAS, it is therefore desirable to have an investment advisory agreement (i.e., this Agreement) relating to the Fund, which agreement will apply only to this Fund;

     NOW THEREFORE, in consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, it is hereby agreed by and among the parties hereto as follows:

     1. In General

     The Advisor agrees, all as more fully set forth herein, to act as investment adviser to the Trust with respect to the investment of the assets of the Fund and to supervise and arrange the purchase and sale of securities held in the portfolio of the Fund.

     2. Duties and Obligations of the Advisor with Respect to Investment of Assets of the Fund

     (a) Subject to the succeeding provisions of this section and subject to the direction and control of the Board of Trustees of the Trust, the Advisor shall:

     (i) Decide what securities shall be purchased or sold by the Trust with respect to the Fund and when; and

     (ii) Arrange for the purchase and the sale of securities held in the portfolio of the Fund by placing purchase and sale orders for the Trust with respect to the Fund.

     (b) Any investment purchases or sales made by the Advisor shall at all times conform to, and be in accordance with, any requirements imposed by: (1) the provisions of the 1940 Act and of any rules or regulations in force thereunder; (2) any other applicable provisions of law; (3) the provisions of the Declaration of Trust and By -Laws of the Trust as amended from time to time;
(4) any policies and  determinations  of the Board of Trustees of the Trust; and
(5) the fundamental policies of the Trust relating to the Fund, as reflected in the Trust's registration statement under the 1940 Act, or as amended by the shareholders of the Fund.

     (c) The Advisor shall give the Trust the benefit of its best judgment and effort in rendering services hereunder, but the Advisor shall not be liable for any loss sustained by reason of the purchase, sale or retention of any security whether or not such purchase, sale or retention shall have been based on its own investigation and research or upon investigation and research made by any other individual, firm or corporation, if such purchase, sale or retention shall have been made and such other individual, firm or corporation shall have been selected in good faith. Nothing herein contained shall, however, be construed to protect the Advisor against any liability to the Trust or its security holders by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties, or by reason of its reckless disregard of obligations and duties under this Agreement.

     (d) Nothing in this Agreement shall prevent the Advisor or any affiliated person (as defined in the 1940 Act) of the Advisor from acting as investment adviser or manager and/or principal underwriter for any other person, firm or corporation and shall not in any way limit or restrict the Advisor or any such affiliated person from buying, selling or trading any securities for its or their own accounts or the accounts of others for whom it or they may be acting, provided, however, that the Advisor expressly represents that it will undertake no activities which, in its judgment, will adversely affect the performance of its obligations to the Trust under this Agreement.

     (e) It is agreed that the Advisor shall have no responsibility or liability for the accuracy or completeness of the Trust's Registration Statement under the 1940 Act or the Securities Act of 1933 except for information supplied by the Advisor for inclusion therein. The Trust may indemnify the Advisor to the full extent permitted by the Trust's Declaration of Trust.

     (f) The Fund may use the name "The Osterweis Fund" or any name derived from or using the name "Osterweis" only for so long as this Agreement or any extension, renewal or amendment hereof remains in effect. At such time as such an agreement shall no longer be in effect, the Fund shall cease to use such a name or any other name connected with the Advisor.


     3. Broker-Dealer Relationships

     The Advisor is responsible for decisions to buy and sell securities for the Fund, broker-dealer selection, and negotiation of brokerage commission rates. The Advisor's primary consideration in effecting a securities transaction will be execution at the most favorable price. In selecting a broker-dealer to execute each particular transaction, the Advisor will take the following into consideration: the best net price available; the reliability, integrity and financial condition of the broker-dealer; the size of and difficulty in executing the order; and the value of the expected contribution of the broker-dealer to the investment performance of the Fund on a continuing basis. Accordingly, the price to the Fund in any transaction may be less favorable than that available from another broker-dealer if the difference is reasonably justified by other aspects of the portfolio execution services offered. Subject to such policies as the Board of Trustees of the Trust may determine, the Advisor shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Fund to pay a broker or dealer that provides brokerage or research services to the Advisor an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Advisor determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Advisor's overall responsibilities with respect to the Trust. The Advisor is further authorized to allocate the orders placed by it on behalf of the Fund to such brokers or dealers who also provide research or statistical material, or other services, to the Trust, the Advisor, or any affiliate of either. Such allocation shall be in such amounts and proportions as the Advisor shall determine, and the Advisor shall report on such allocations regularly to the Trust, indicating the broker-dealers to whom such allocations have been made and the basis therefor. The Advisor is also authorized to consider sales of shares as a factor in the selection of brokers or dealers to execute portfolio transactions, subject to the requirements of best execution, i.e., that such brokers or dealers are able to execute the order promptly and at the best obtainable securities price.

     4. Allocation of Expenses

     The Advisor agrees that it will furnish the Trust, at the Advisor's expense, with office space and facilities, equipment and clerical personnel necessary for carrying out its duties under this Agreement The Advisor will also pay all compensation of any Trustees, officers and employees of the Trust who are affiliated persons of the Advisor. All operating costs and expenses relating to the Fund not expressly assumed by the Advisor under this Agreement shall be paid by the Trust from the assets of the Fund, including, but not limited to (i) interest and taxes; (ii) brokerage commissions; (iii) insurance premiums; (iv) compensation and expenses of the Trust's Trustees other than those affiliated with the Advisor or the Manager; (v) legal and audit expenses; (vi) fees and expenses of the Trust's custodian, shareholder servicing or transfer agent and accounting services agent; (vii) expenses incident to the issuance of the Fund's shares, including issuance on the payment of, or reinvestment of, dividends;
(viii) fees and expenses incident to the registration under Federal or state securities laws of the Trust or the shares of the Fund; (ix) expenses of preparing, printing and mailing reports and notices and proxy material to shareholders of the Trust; (x) all other expenses incidental to holding meetings of the Trust's shareholders; (xi) dues or assessments of or contributions to the Investment company Institute or any successor; (xii) such non-recurring expenses as may arise, including litigation affecting the Trust and the legal obligations which the Trust may have to indemnify its officers and Trustees with respect thereto; and (xiii) all expenses which the Trust or the Fund agrees to bear in any distribution agreement or in any plan adopted by the Trust and/or a Fund pursuant to Rule l2b-l under the Act.

     5. Compensation of the Advisor

     (a) The Trust agrees to pay the Advisor and the Advisor agrees to accept as full compensation for all services rendered by the Advisor hereunder, an annual management fee, payable monthly and computed on the value of the net assets of the Fund as of the close of business each business day at the annual rate of 1.00% of such net asset value.

     (b) In the event the expenses of the Fund (including the fees of the Advisor and the Manager and amortization of organization expenses but excluding interest, taxes, brokerage commissions, extraordinary expenses and sales charges and any distribution fees) for any fiscal year exceed the limits set by applicable regulations of state securities commissions where the Fund is registered or qualified for sale, the Advisor and the Manager will reduce their fees by the amount of such excess. Any such reductions are subject to readjustment during the year and are subject to agreements between the Advisor and the Manager as to the allocation of such reductions between them. The payment of the advisory fee at the end of any month will be reduced or postponed or, if necessary, a refund will be made to the Fund so that at no time will there be any accrued but unpaid liability under this expense limitation.

     The Advisor may reduce any portion of the compensation or reimbursement of expenses due to it under this agreement, or may agree to make payments to limit the expenses which are the responsibility of the Fund. Any such reduction or payment shall be applicable only to such specific reduction or payment and shall not constitute an agreement to reduce any future compensation or reimbursement due to the Advisor hereunder or to continue future payments. Any fee withheld from the Advisor under this paragraph shall be reimbursed by the Fund to the Advisor in the first fiscal year or the second fiscal year next succeeding the fiscal year of the withholding to the extent permitted by the applicable state law if the aggregate expenses for the next succeeding fiscal year or second succeeding fiscal year do not exceed the applicable state limitation or any more restrictive limitation to which the Advisor has agreed.


     6. Duration and Termination

     (a) This Agreement shall go into effect on the effective date of the Post-Effective Amendment of the Registration Statement of the Trust covering the shares of the Fund and shall, unless terminated as hereinafter provided, continue in effect until August 16, 1995, and thereafter from year to year, but only so long as such continuance is specifically approved at least annually by the Trust's Board of Trustees, including the vote of a majority of the Trustees who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of any such party cast in person at a meeting called for the purpose of voting on such approval, or by the vote of the holders of a "majority" (as so defined) of the outstanding voting securities of the Fund and by such a vote of the Trustees.

     (b) This Agreement may be terminated by the Advisor at any time without penalty upon giving the Trust sixty (60) days' written notice (which notice may be waived by the Trust) and may be terminated by the Trust at any time without penalty upon giving the Advisor sixty (60) days' written notice (which notice may be waived by the Advisor), provided that such termination by the Trust shall be directed or approved by the vote of a majority of all of its Trustees in office at the time or by the vote of the holders of a majority (as defined in the 1940 Act) of the voting securities of the Trust at the time outstanding and entitled to vote. This Agreement shall automatically terminate in the event of its assignment (as so defined).

     7. Agreement Binding Only on Fund Property

     The Advisor understands that the obligations of this Agreement are not binding upon any shareholder of the Trust personally, but bind only the Trust's property; the Advisor represents that it has notice of the provisions of the Trust's Declaration of Trust disclaiming shareholder liability for acts or obligations of the Trust.

     IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by duly authorized persons and their seals to be hereunto affixed, all as of the day and year first above written.

                                    PROFESSIONALLY MANAGED PORTFOLIOS

                                    By:  /s/Robin Berger
ATTEST:  /s/ Dorothy M. Cali
                                    SOUTHAMPTON INVESTMENT MANAGEMENT, INC.

                                    By:  /s/Steven J. Paagioli
ATTEST:  /s/ Dorothy M. Cali

                                    OSTERWEIS CAPITAL MANAGEMENT, INC.

                                    By:  /s/John P. Osterweis
ATTEST:  /s/ Dorothy M. Cali


                                   SCHEDULE A


Series or Fund of Professionally Managed Portfolios  Annual Fee Rate
 --------------------------------------------------  -------------------

The Osterweis Strategic Income Fund                  1.00% of average net assets